Exhibit (10ii)

Clearwater Paper Corporation
601 West Riverside Suite 1100
Spokane, WA 99201

March 18, 2019

Robert Hrivnak
1017 N Lancashire Lane
Liberty Lake, WA 99019
Dear Robert,

On behalf of Clearwater Paper, I am pleased to confirm the terms of the offer for the position of Senior Vice President, Finance and Chief Finance Officer.  This position will report directly to me and will be located in Spokane, WA with a mutually agreed upon start date.

This offer is contingent upon the approval and authorization of our Board of Directors of your hiring and the approval and authorization of the the Compensation Committee of the Board of the material compensation terms contained in this letter. Additional contingents include successful completion of pre-employment drug screening, background check, reference validation; as well as signed enterprise policy acknowledgement statements.

The annual base salary for this position is $425,000.00, pro-rated for this year, for which you will be paid on a bi-weekly basis. Your target Annual Incentive Plan (AIP) is 65% of your base salary earnings for each plan year (calendar). An Employee who is actively employed by Clearwater Paper during an Award Year as an Executive Officer shall commence participation at the beginning of the Award Year, or at such later time during the Award Year as the position is assumed. Awards are not guaranteed, but rather based on the performance of the corporation.

Additionally, you will be eligible for a long-term incentive award for the 2019-2021 performance period under the company's 2017 Stock Incentive Plan. The current annual award value for your position is 100% of your base salary.

You will receive a sign-on bonus in the amount of $100,00.00 payable as a lump sum and subject to applicable taxes, paid after 30 days of employment.  In the event you terminate your employment with Clearwater Paper prior to 24 months from the start date, you agree to reimburse the company the bonus amount based on a 24-month pro-ration.

You will be eligible for our permissive vacation plan. In addition to vacation, you are eligible for (9) nine designated holidays and (5) five floating holidays.

You will be eligible for participation in Clearwater Paper’s health and welfare benefits as well as the 401K plan on the 1st day following 30 days of employment. More information on these programs will be provided to you later.

You will be eligible to participate in the company’s Change of Control Plan and the Executive Severance Play, pending approval by the Executive Compensation Committee and the Board of Directors.

I hope you will favorably consider our offer of employment as we are truly excited by your becoming a member of our corporate executive management team. Please indicate your acceptance of this offer by returning a signed and dated copy to me.

Bob, I realize that a career decision such as this has a major impact on you and your family. If there is anything that we can do to either before or after your start date of employment, please do not hesitate to call me.

Sincerely,

/s/ Linda Massman
Linda K. Massman
Chief Executive Officer, Clearwater Paper

Accepted:

/s/ Robert G. Hrivnak____                            3/21/2019
Robert Hrivnak                                 Date

CC:
Kari Moyes, SVP, Human Resources
Shannon N. Mullins, Director Talent Acquisition & Development